Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

            Name of Subsidiary                  Jurisdiction of Incorporation
            ------------------                  -----------------------------
        Proxim Wireless Corporation                       Delaware
          Ricochet Networks, Inc.                         Delaware
           Terabeam Corporation                          Washington
   Terabeam International Holdings, Inc.                  Delaware
   Proxim International Operations, Inc.                  Delaware
            Proxim Europe B.V.                           Netherlands
         Proxim Hong Kong Limited                         Hong Kong
               KarlNet, Inc.                              Delaware
            Young Design, Inc.                            Virginia